Exhibit 99.1

Aptinyx Completes Enrollment in Phase 2b Study of NYX-2925 in Fibromyalgia

Results from the Phase 2b study are expected in early to mid 3Q 2022

EVANSTON, Ill., February 28, 2022 -- Aptinyx Inc. (Nasdaq: APTX), a clinical-stage biopharmaceutical company developing transformative therapies for the treatment of brain and nervous system disorders, today announced the completion of enrollment of 305 patients in the company’s ongoing Phase 2b study of NYX-2925 in fibromyalgia. Patients recently enrolled in the study are completing the 12-week treatment period and 30-day safety follow-up period. The company expects to report results from the study in early to mid 3Q 2022.

“Completing enrollment in this Phase 2b study represents a major step toward reaching our goal of bringing new therapeutic options to people living with chronic pain,” said Andy Kidd, M.D., president and chief executive officer of Aptinyx. “Fibromyalgia is one of the most common chronic pain conditions and can severely impair quality of life and function for those who suffer from it. Based on the results of our previous fibromyalgia study, in which NYX-2925 alleviated patients' symptoms and improved biomarkers of centralized pain processing, we believe it has the potential to deliver meaningfully improved outcomes for fibromyalgia patients. We look forward to completing the study and reporting results later this year.”

The Phase 2b study is evaluating the efficacy and safety of NYX-2925 in patients with fibromyalgia. The primary endpoint is the change from baseline to week 12 in average daily pain scores as reported on the 10-point numeric rating scale (NRS). Key secondary endpoints evaluate fatigue, cognitive performance, and patient quality of life.

About the Phase 2 Fibromyalgia Study

The Phase 2 study is a randomized, double-blind, placebo-controlled study designed to evaluate the efficacy and safety of NYX-2925 in 305 patients with fibromyalgia. Following a screening period, eligible patients are randomized to receive oral doses of NYX-2925 50 mg, NYX-2925 100 mg, or placebo once daily over the treatment period. The primary endpoint in the study is the change from baseline to week 12 in average daily pain scores as reported on the 10-point numeric rating scale (NRS). Multiple secondary endpoints related to pain, fatigue, cognitive performance, and patient quality of life are also evaluated. More information about this study can be found on clinicaltrials.gov (NCT04147858).

About NYX-2925

NYX-2925 is a novel oral NMDA receptor positive allosteric modulator currently in Phase 2 clinical development for the treatment of chronic pain. In clinical studies, NYX-2925 has demonstrated activity that affects central pain processing, resulting in alleviation of pain and other symptoms associated with chronic pain conditions. NYX-2925 has also exhibited a favorable safety and tolerability profile across a wide dose range in clinical studies to date. The U.S. Food and Drug Administration has granted Fast Track designation to Aptinyx’s development of NYX-2925 for the treatment of neuropathic pain associated with DPN.

About Fibromyalgia

Fibromyalgia is a chronic condition associated with widespread pain and tenderness, as well as general fatigue. Fibromyalgia is considered by many to be a condition that is largely mediated in the central nervous system, given that fibromyalgia sufferers often present without a direct peripheral insult or injury. People suffering from fibromyalgia also often experience sleep disruption, depressed mood, and cognitive impairment. It is estimated that, in the United States, fibromyalgia affects more than 8 million people. Currently, there are only three FDA-approved pharmacologic treatments for fibromyalgia, but they have limited efficacy and burdensome side effects in many patients.

About Aptinyx

Aptinyx Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of proprietary synthetic small molecules for the treatment of brain and nervous system disorders. Aptinyx has a platform for discovery of novel compounds that work through a unique mechanism to modulate—rather than block or over-activate—NMDA receptors and enhance synaptic plasticity, the foundation of neural cell communication. The company has three product candidates in clinical development in central nervous system indications, including chronic pain, post-traumatic stress disorder, and cognitive impairment. Aptinyx is also advancing additional compounds from its proprietary discovery platform, which continues to generate a rich and diverse pipeline of small-molecule NMDA receptor modulators with the potential to treat an array of neurologic disorders. For more information, visit www.aptinyx.com or follow Aptinyx on Twitter @Aptinyx.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the company’s business plans and objectives, including future plans or expectations for NYX-2925 and potential therapeutic effects of NYX-2925, expectations regarding the design, implementation, timing, and success of its current and potential clinical studies of NYX-2925, and the timing for the company’s receipt and announcement of data from its Phase 2b study of NYX-2925. Risks that contribute to the uncertain nature of the forward-looking statements include: the effect of COVID-19 on our business and financial results, including with respect to disruptions to our clinical trials, business operations, and ability to raise additional capital; the success, cost, and timing of the company’s product candidate development activities and planned clinical studies; the company’s ability to execute on its strategy; as well as those risks and uncertainties set forth in the company’s most recent annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aptinyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor & Media Contact:

Patrick Flavin

Aptinyx Inc.

ir@aptinyx.com or corporate@aptinyx.com

847-871-0377

Source: Aptinyx Inc.